EXHIBIT 99.1

   AVANT Reports Fourth Quarter and Fiscal 2006 Financial Results

    NEEDHAM, Mass.--(BUSINESS WIRE)--March 7, 2007--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported financial results for the fourth quarter and year ended December 31, 2006. AVANT reported a net loss of $6.2 million, or $0.08 per share, for the fourth quarter of 2006 compared to a net loss of $4.0 million, or $0.05 per share, for the fourth quarter of 2005. For the twelve months ended December 31, 2006, the net loss was $20.4 million, or $.27 per share, compared with a net loss of $18.1 million, or $.24 per share, for the twelve months of 2005. As discussed in more detail later in this release, the increase in net loss between twelve-month periods was due to increased operating expenses, offset partially by increased revenues and increased investment and other income. At December 31, 2006, AVANT reported cash and cash equivalents of $40.9 million.

    "AVANT ended the year well positioned to become a leader within the vaccines industry, which has become the fastest growing segment of the global pharmaceutical marketplace," said Una S. Ryan, Ph.D., President and Chief Executive Officer of AVANT. "During 2006, we received strong external validation for our current vaccines technology and products, as marked by a $40 million payment to AVANT on the European approval of Rotarix(R), a $21 million grant from the Bill and Melinda Gates Foundation to the IVI to support Phase 2 and 3 trials of CholeraGarde(R), and a $2.6 million commitment within the fiscal 2007 U.S. Defense appropriations bill for the development of our oral anthrax-plague vaccine."

    Other key events of 2006 included:

    -- The strengthening of AVANT's senior management team in January 2006 with the appointment of Ronald W. Ellis, Ph.D., a leading vaccine development executive with over 23 years of vaccine industry experience, as Senior Vice President, Research and Development.

    -- The start of a placebo-controlled, double-blind clinical trial of AVANT's single-dose, oral typhoid fever vaccine candidate, Ty800 under the sponsorship of the National Institutes of Health (NIH).

    -- The signing of an extended collaborative research and development partnership with Pfizer Inc aimed at applying
        AVANT's vaccines technology to the development of prophylactic and therapeutic vaccines to protect livestock and companion animals.

    "We are today seeing a renaissance in interest in vaccines," commented Dr. Ryan, "that is driven by scientific advancements in vaccine development and manufacturing, new vaccine products for both infectious diseases and pandemic preparedness, and increased support from both governmental and private payers. Our achievements to date in vaccine research, development and manufacture, as well as in leveraging our resources through partnering, give AVANT a firm basis to become an important player within this rapidly evolving field. During 2007, we expect to further build upon our strong technology and product base by extending our technological capabilities and broadening our focus to larger markets for vaccines against widespread viral illnesses like influenza and pandemic preparedness."

    In February 2007, AVANT announced its first initiative towards this goal: a two-year research and development (R&D) partnership with Select Vaccines Limited (ASX: SLT) focused on the use of Select Vaccines' virus-like particles (VLPs) and AVANT vaccine antigens as a platform technology for the development of viral vaccines. The joint R&D effort will initially target the development of both epidemic and pandemic forms of influenza vaccine, with the opportunity to extend the collaboration to other disease targets. If successful, products identified through this collaboration will be developed by AVANT.

    Further Financial Highlights

    Revenues for the fourth quarter of 2006 were $380,000 compared with revenues of $634,000 for the fourth quarter of 2005. The lower revenues were primarily due to a decrease in government contract and grant revenue in 2006 compared to 2005 primarily because of decreased levels of research work billable to DVC, partly offset by product development revenues from Pfizer. For the year ended December 31, 2006, revenues were $4.9 million compared with revenues of $3.1 million for 2005. The increase was primarily due to an increase in product development and licensing revenue of $2.6 million as the result of a milestone payment from GlaxoSmithKline (Glaxo). The increase in product development and licensing revenue was partly offset by a decrease in government contract and grant revenue in 2006 compared to 2005.

    Operating expense in the fourth quarter ended December 31, 2006 was $7.4 million compared to operating expense of $4.9 million for the comparable quarter in 2005. For the year ended December 31, 2006, operating expense was $27.3 million compared with operating expense of $22.0 million for 2005. The increase in operating expense between periods is primarily due to increased R&D expenses as a result of increased R&D personnel and related expenses, contract manufacturing expense, non-personnel operating and facility-related costs associated with full operations of the Fall River facility and increased general and administrative (G&A) expenses. The increase in G&A expenses is primarily due to increases in stock-based compensation, consulting and professional services expense. Investment income increased in 2006, reflecting higher average cash balances and higher average interest rates between years.

    Clinical Development Program Update

    AVANT has a variety of programs in clinical development, many of which are supported by major companies, governmental agencies or international health organizations. Major programs include oral vaccines against cholera, typhoid fever and other important diarrheal diseases; oral vaccines for biodefense; vaccines against influenza including pandemic forms of that disease.

    Next-Generation Oral Vaccines: AVANT is developing "next generation" vaccines for a variety of needs including biodefense, global health, travelers' and food safety. Each of these vaccines is designed to provide rapid protection with a single, oral dose. Moreover this technology offers the capability to create "super" vaccines that combine protection against multiple diseases in a single product. These features should make AVANT's "next generation" vaccines uniquely suited to address both large commercial markets and serious world health needs.

    CholeraGarde(R), a single-dose oral vaccine against cholera is the most advanced of these products. Following a successful Phase 2 field study in Bangladesh, the International Vaccine Institute (IVI) plans to begin Phase 2 field studies with CholeraGarde(R) in India and Bangladesh during 2007 followed by Phase 3 field studies. The Bill and Melinda Gates Foundation has provided a $21 million grant to the IVI in support of these studies, for which AVANT will manufacture the vaccine. AVANT has decided to focus only on the fully-funded opportunity for CholeraGarde(R) in the developing world. AVANT has determined that the high clinical costs of our own Phase 3 clinical trials in the United States and the investment in a commercial manufacturing facility are not justified by the limited market opportunities for a cholera vaccine in developed countries at this time. This decision frees up both financial and manufacturing resources for our Ty800 and ETEC programs, as well as our new influenza vaccine program.

    In addition, the NIH has funded the manufacture of AVANT's typhoid fever vaccine, Ty800, for clinical testing and is completing a Phase 1/2 clinical trial aimed at demonstrating the safety and immunogenicity of the Ty800 vaccine. AVANT plans to initiate its own sponsored Phase 2 trial of Ty800 in mid-2007. AVANT is also developing additional bacterial vaccines against enterotoxigenic E. coli (ETEC), and Paratyphoid fever -- also important causes of serious diarrheal disease worldwide. In the second half of 2007, AVANT expects to initiate a Phase 1 trial of its ETEC vaccine candidate.

    Manufacturing: AVANT has the capability to manufacture vaccines for Phase 2 and 3 clinical testing to Good Manufacturing Practices
(GMP) standards through its own state-of-the-art manufacturing facility for the production of live, attenuated bacterial vaccines. AVANT is currently producing CholeraGarde(R), Ty800 and ETEC vaccines for use in clinical trials.

    Conference Call and Webcast

    Dr. Ryan and Mr. Catlin will host a conference call and live audio webcast at 11:00 am ET today, March 7th. To access the live call, dial 800-638-5495 (within the United States) or 617-614-3946 (outside the United States). The passcode for participants is 13145888. A replay will be available approximately two hours after the live call. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode I.D. # is 54794332. The replay will also be broadcast via the company's website www.avantimmune.com approximately two hours after the live call.

    About AVANT Immunotherapeutics, Inc.

    AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. AVANT has three products on the market and five of AVANT's products are in clinical development. AVANT's pipeline includes products for biodefense, travelers' vaccines, global health, and pandemic flu needs based on AVANT's oral, rapid-protecting, single-dose and temperature stable vaccine technology.

    Additional information on AVANT can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that are subject to a variety of risks and uncertainties and reflect AVANT's current views with respect to future events and financial performance. There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by AVANT. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other any other microbes used as bioweapons and other disease causing agents; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800, ETEC E. coli vaccine, VLPs and other products and AVANT's expectations regarding market growth; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800, ETEC E. coli vaccine and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800, ETEC E. coli vaccine and other products; (6) the ability of AVANT to manage multiple late stage clinical trials for a variety of product candidates; (7) our expectations regarding our technological capabilities and expanding our focus to broader markets for vaccines; (8) our expectations regarding the cost of funding our development partnership with Select Vaccines Limited for the influenza vaccine, the opportunity to extend to other disease targets, and AVANT's ability to develop products through this collaboration; (9) changes in existing and potential relationships with corporate collaborators; (10) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers and partners; (11) the timing, cost and uncertainty of obtaining regulatory approvals; (12) the ability to develop and commercialize products before competitors that are superior to the alternatives developed by competitors; (13) the ability to retain certain members of management;(14) AVANT's expectations regarding research and development expenses and general and administrative expenses; (15) AVANT's expectations regarding cash balances, capital requirements, anticipated royalty payments (including those from Glaxo), revenues and expenses, including infrastructure expenses; (16) our belief regarding the validity of our patents and potential litigation; and (17) certain other factors that might cause AVANT's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of AVANT's Annual Report on Form 10-K, its Quarterly Reports on Form 8-K, as well as those described in AVANT's other press releases and filings with the Securities and Exchange Commission, from time to time. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences. These forward-looking statements were based on information, plans and estimates at the date of this press release, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

                    AVANT IMMUNOTHERAPEUTICS, INC.



 CONSOLIDATED
  STATEMENTS OF
  OPERATIONS          Quarter Ended                Year Ended
  DATA                 December 31,               December 31,
----------------------------------------------------------------------

                    2006         2005          2006          2005
 REVENUE
 Product
  Development
  and Licensing
  Agreements     $   182,371  $    32,883  $  2,855,266  $    242,092
 Government
  Contracts and
  Grants             167,285      562,971     1,408,434     2,719,651
 Product
  Royalties           30,476       38,452       667,397       126,598
----------------------------------------------------------------------

 Total Revenue       380,132      634,306     4,931,097     3,088,341
----------------------------------------------------------------------

 OPERATING
  EXPENSE
 Research and
  Development      4,837,466    3,010,351    18,066,392    14,063,295
 General and
  Administrative   2,312,347    1,652,766     8,236,852     6,894,951
 Amortization of
  Acquired
  Intangible
  Assets             248,778      248,778       995,112       995,112
----------------------------------------------------------------------

 Total Operating
  Expense          7,398,591    4,911,895    27,298,356    21,953,358
----------------------------------------------------------------------

 Operating Loss   (7,018,459)  (4,277,589)  (22,367,259)  (18,865,017)

 Investment and
  Other Income,
  Net                554,384      297,892     2,113,327       768,448
----------------------------------------------------------------------

 Loss before
  Provision for
  Income Taxes    (6,464,075)  (3,979,697)  (20,253,932)  (18,096,569)

 Provision for
  Income Taxes      (252,000)           -       120,000             -
----------------------------------------------------------------------

  Net Loss       $(6,212,075) $(3,979,697) $(20,373,932) $(18,096,569)
----------------------------------------------------------------------


 Basic and
  Diluted Net
  Loss per
  Common Share   $     (0.08) $     (0.05) $      (0.27) $      (0.24)
----------------------------------------------------------------------


Weighted Average
 Common Shares
 Outstanding      74,182,548   74,162,810    74,178,094    74,143,454
----------------------------------------------------------------------



CONDENSED CONSOLIDATED BALANCE SHEETS        December 31, December 31,
----------------------------------------------------------------------
                                                2006         2005
ASSETS
Cash and Cash Equivalents                    $40,911,539  $23,419,434
Other Current Assets                           1,491,955    1,185,462
Property and Equipment, net                   13,967,800    5,743,663
Intangible and Other Assets, net               5,108,248    6,103,358
                                             ------------ ------------
 Total Assets                                $61,479,542  $36,451,917
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities                          $ 9,879,821  $ 3,692,743
Long-Term Liabilities                         49,438,741   11,870,051
Stockholders' Equity                           2,160,980   20,889,123
                                             ------------ ------------
 Total Liabilities and Stockholders' Equity  $61,479,542  $36,451,917
                                             ============ ============


    CONTACT: AVANT Immunotherapeutics, Inc.
             Una S. Ryan, Ph.D., 781-433-0771
             President and CEO
             or
             Avery W. Catlin, 781-433-0771
             Chief Financial Officer
             info@avantimmune.com
             or
             For Media:
             Kureczka/Martin Associates
             Joan Kureczka, 415-821-2413
             jkureczka@comcast.net